EXHIBIT 99.1

Ionix Technology, Inc. announces that its subsidiary Changchun Fangguan Electronics Technology Co., Ltd. has completed a USD 5.92 million capital increase to invest in its OLED flexible screen business

LAS VEGAS, April 3, 2019 /PRNewswire/ -- Ionix Technology, Inc. (OTCQB: IINX), ("Ionix Technology", "IINX" or "the Company"), a business aggregator in photoelectric display and smart energy fields, announced that its subsidiary Changchun Fangguan Electronics Technology Co., Ltd. ("Changchun Fangguan") has completed a capital increase of USD 5.92 Million to invest in its OLED flexible screen business.

In December of 2018, IINX acquired 95.14% control of Changchun Fangguan and became an aggregator in the photoelectric display and smart energy fields in China, which has also laid a solid foundation for its prospective future development and technology innovation.

The capital increase of Changchun Fangguan is a personal investment of USD 5.92 million from Jialin Liang and Xuemei Jiang, members of IINX's board of directors and principal controllers of Changchun Fangguan. Among them, Jialin Liang increased capital of about USD 4.8 million (USD 4.47 million from debt to equity and USD 0.33 million of paid-in registered capital); and Xuemei Jiang increased capital of USD 1.12 million (paid-in registered capital).

After the capital increase, the registered capital of Changchun Fangguan will increase from USD 1.53 million to USD 7.45 million. This capital increase lays a foundation for IINX to accelerate the investment in its OLED flexible screen business, and Changchun Fangguan has already started various start-up work and related business of OLED flexible screen.

Mr. Yubao Liu, Chief Executive Officer of IINX, stated, "This capital increase not only improves the equity interest of shareholders and investors, it also doubled the net assets of Changchun Fangguan, dramatically increased the shareholders' equity and enhanced the confidence and determination of the team. In addition, we hope that it will draw the attention of investors to IINX, and interest them to invest in IINX to promote our rapid and sustainable development in the fields of photoelectric displays and smart energy.”

Yubao Liu further stated, "In late February 2019, Samsung and Huawei successively announced the launch of folding screen cell phones, and the mobile phone industry took the lead in entering a new era of folding screens, marking the commercial launch of the folding screen era. The core of a folding screen is an OLED flexible screen. OLED flexible screens represent the top-level screen for cellphones as it achieves bending, folding and other advantages of various product forms. It is the indispensable new technology for smart phones, computers, television, medical, wearable equipment, intelligent robots, drones and products to realize curved and folding screens. Changchun Fangguan, a subsidiary of IINX, has already become one of the largest manufacturers of liquid crystal display products in China. In the face of the above opportunities, Changchun Fangguan, based on its strong research and development, production and manufacturing capabilities, has chosen to enhance the strength of the enterprise, and accelerate its investment in its OLED flexible screen business and seize the commanding heights of high technology.  According to IHS's forecast, global shipment volumes of foldable OLED panels will reach 1.4 million pieces in 2020 and increase to 50.5 million in 2025. Such huge market demand for OLED flexible screens has led to IINX LCD business entering an accelerated development stage. IINX is expected to achieve rapid growth in revenue and profit."

IINX also announced that it has moved its headquarters from Shenzhen City to No. 279 Zhongnan Road, Zhongshan District, Dalian City, Liaoning Province, China, on March 30, 2019.

About Ionix Technology, Inc.

Cambridge Projects Inc. was formed in March, 2011. On February 4th 2016, with approval of Securities and Exchange Commission (SEC) in connection with Financial Industry Regulatory Authority (FINRA), the company amended its name from "Cambridge Projects Inc." to "Ionix Technology, Inc." (IINX) through a restructuring and is based in New York. IINX through its two subsidiaries, Well Best International Investment Limited and Welly Surplus International Limited, have invested in four of our operating subsidiaries: Shenzhen Baileqi Electronic Technology Co. Ltd, Lisite Science Technology (Shenzhen) Co. Ltd, Changchun Fangguan Photoelectric Display Technology Co. Ltd and Dalian Shizhe New Energy Technology Co. Ltd. IINX has created a product portfolio which includes intelligent electronic devices, on-board hydrogen fuel batteries and photoelectric displays, and has also achieved a multi-industrial combination across high-end materials, micro-electronics, fine chemicals, and optical equipment.

To learn more, please visit our new website: www.iinx-tech.com

Safe Harbor Statement

This news release contains "forward-looking statements" as that term is defined in the United States Securities Act of 1933, as amended and the Securities Exchange Act of 1934, as amended. Statements in this press release that are not purely historical are forward-looking statements, including beliefs, plans, expectations or intentions regarding the future, and results of new business opportunities. Actual results could differ from those projected in any forward-looking statements due to numerous factors, such as the inherent uncertainties associated with new business opportunities and development stage companies. Ionix Technology assumes no obligation to update the forward-looking statements. Although Ionix Technology believes that any beliefs, plans, expectations and intentions contained in this press release are reasonable, there can be no assurance that they will prove to be accurate. Investors should refer to the risk factors disclosure outlined in Ionix Technology's annual report on Form 10-K for the most recent fiscal year, quarterly reports on Form 10-Q and other periodic reports filed from time-to-time with the U.S. Securities and Exchange Commission.

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